Exhibit 5.01
November 7, 2014
DexCom, Inc.
6340 Sequence Drive
San Diego, CA 92121
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-3 filed by DexCom, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on November 7, 2014 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 89,300 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Common Stock may be sold from time to time by certain selling stockholders of the Company (the “Selling Stockholders”) as set forth in the Registration Statement and the prospectus contained within the Registration Statement (the “Prospectus”).
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation filed with the Delaware Secretary of State on April 19, 2005 as certified by the Delaware Secretary of State on May 2, 2006 (the “Charter”);

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on May 10, 2011 (the “Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)
the Agreement and Plan of Merger (the “Merger Agreement”), dated February 21, 2012, by and among the Company, Swoosh Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, SweetSpot Diabetes Care, Inc., a Delaware corporation, and the Stockholders’ Agent (as defined in the Merger Agreement), pursuant to which the Company acquired SweetSpot;

(6)	The Certificate of Merger filed with the Delaware Secretary of State and certified by the Delaware Secretary of State on March 6, 2012

(7)	the minutes of the meeting of the Board of Directors of the Company (the “Board”) held on February 20, 2012, at which resolutions were adopted by the Board approving the Agreement;

(8)	Confidential Settlement Agreement, dated November 3, 2014 by and between the Company and the Stockholders’ Agent;

(9)
the following minutes of meetings and actions by written consent of the Board and the Company’s stockholders (the “Stockholders”) at which, or pursuant to which, the Charter and Bylaws were approved: (i) the minutes of a meeting of the Board held on March 11, 2005, at which resolutions were adopted by the Board adopting and approving the Charter; (ii) the minutes of a meeting of the Board held on February 9, 2005, at which resolutions were adopted by the Board adopting and approving the Bylaws; (iii) the minutes of a meeting of the Board held on March 17, 2011, at which resolutions were most recently adopted by the Board approving an amendment to the Bylaws; (iv) the minutes of a meeting of the Stockholders held on March 21, 2005, at which resolutions were adopted by the Stockholders adopting and approving the Charter; and (v) the minutes of a meeting of the Stockholders held on March 21, 2005, at which resolutions were adopted by the Stockholders originally adopting and approving the Bylaws;

(10)
a certificate from the Company’s transfer agent verifying the number of the Company’s outstanding shares of capital stock as of November 3, 2014 and a report from the Company dated as of November 7, 2014 verifying the number of shares of the Company’s common stock subject to issued and outstanding options and warrants, and of any rights to purchase the Company’s capital stock; and

(11)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents by the Selling Stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that any certificates representing the Common Stock will have been properly signed by authorized officers of the Company or their agents.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (a) the existing federal laws of the United States of America, (b) the laws of the State of California, and (c) the Delaware General Corporation Law and reported judicial decisions relating thereto as in effect on the date hereof.
In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.
Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable.
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     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the sale of Common Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.
Very truly yours,
/s/ Fenwick & West LLP
FENWICK & WEST LLP